Exhibit 10.1

Dated 13 June 2025

RULES OF THE

JBS N.V.

INCENTIVE PLAN

i

JBS N.V.

INCENTIVE PLAN

1.	ESTABLISHMENT AND PURPOSE

The Plan was adopted and established by the Board on 2 June 2025 and approved by the general meeting of shareholders on 4 June 2025, all effective on 13 June 2025. The purpose of the Plan is to attract, retain, and motivate employees and directors of JBS N.V. and its Group Companies, to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of sustainable long term value creation for the Company by aligning the interests of such persons with that of the Company.

2.	DEFINITIONS

2.1	In the Plan, the following expressions bear the following meanings:

“Acquiring Company” means a company that obtains control of the Company in accordance with Rule 12;

“Adoption Date” means 13 June 2025, the date on which the adoption of this Plan by the Board is effective;

“Award” means any Option, SAR, Restricted Share, Restricted Share Unit or Other Share-Based Award granted to an Eligible Person pursuant to the Plan;

“Award Agreement” means any written agreement, contract, or other instrument or document setting out details of an Award in the form prescribed by Rule 6;

“Board” means the board of directors of the Company;

“Change in Control” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganisation (however effected, including by general offer or court-sanctioned compromise, arrangement or scheme), if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganisation is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization;

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(iii)	A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved;

A transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

“Committee” means the compensation committee of the Board constituted inter alia to consider and review the remuneration and compensation of Employees or Directors of the Group;

“Company” means JBS N.V., having its official seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 76063305;

“Data” means personal data concerning the Participant including, but not limited to, the Participant’s name, home address, telephone number, date of birth, tax identification number, employment history and status, salary, nationality, job title and information about Awards.

“Date of Grant” means the date of the resolution whereby the Board grants an Award to an Eligible Person, which date shall be borne on the Award Agreement communicating the grant of an Award hereunder as provided in Rule 6;

“DCC” means the Dutch Civil Code;

“Director” means a member of the Board;

“Dividend Equivalent” means a right to receive cash, Shares or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded in connection with another Award or on a standalone basis, and may be paid on a current or deferred basis;

“Eligible Person” means any person who is an Employee or Director of a member of the Group;

“Employee” means any person employed by a member of the Group;

“Group” the Company and its Group Companies;

“Group Company” a group company of the Company within the meaning of Section 2:24b DCC;

“Health Reasons” means reasons of ill health which compel a Participant to discontinue his employment, office or occupation;

“Market Value” means the market price of a Share, determined in accordance with Rule 5.2;

“Option” means an award of a right under Rule 7.2 entitling the holder to purchase or subscribe for Shares;

“Other Share-Based Award” means an award of a right or entitlement under Rule 7.6 that relates to or is valued by reference to Shares;

“Participant” means any Eligible Person who is for the time being the holder of part or all of an Award granted under the Plan;

“Performance Conditions” means the conditions determined by the Committee or the Board, in its discretion, to be applicable to a Participant with respect to an Award and set out in the Participant’s Award Agreement. As determined by the Committee or the Board, the Performance Conditions applicable to an Award may provide for a targeted level or levels of achievement using certain Company or individual performance measures. The Performance Conditions may differ from Participant to Participant and from Award to Award. Any criteria used may be measured in absolute terms or relative to comparable companies or groups of companies. The Committee or the Board shall have the authority to make equitable adjustments to the Performance Conditions in recognition of extraordinary, unusual or non-recurring events affecting the Group, the Company or the relevant Group Company, or the financial statements of the Group, the Company, or the relevant Group member or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles or otherwise as agreed within the relevant Award Agreement. The Performance Conditions may be applied either individually, alternatively or in any combination to the Group, Company, or the relevant Group Company on a consolidated or individual company basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the Committee or the Board, in its discretion;

“Performance Period” means the period in respect of which any Performance Condition is to be satisfied as set out in an Award Agreement;

“Plan” means the Company’s Incentive Plan consisting of these plan rules together with any sub-plans, as amended from time to time in accordance with the provisions in that regard herein contained;

“Process/Processing” shall have the meaning as provided for by the EU General Data Protection Regulation 2016/679 and relevant national laws implementing and/or supplementing this regulation;

“Restricted Share” means an award of Shares under Rule 7.4 that may be subject to certain restrictions and to a risk of forfeiture;

“Restricted Share Unit” means an award of a unit under Rule 7.5 representing the Company’s obligation to deliver or issue one Share for each such unit at the end of a specified deferral period;

“SAR” or “Share Appreciation Right” means the right, granted under Rule 7.3 to be paid an amount measured by as the difference between the exercise price of the right and the Market Value of the Shares on the date of exercise of the right, with payment to be made in the form of cash or Shares as specified in the applicable Award Agreement or determined by the Board;

“Share” means a Class A Common Share in the capital of the Company;

“Stock Exchange” means any recognised stock exchange on which Shares are traded (including the New York Stock Exchange or any successor body and the BM&F Bovespa or any successor body) and, if more than one, such stock exchange as the Board determines;

“Termination of Service” means, unless otherwise defined in an applicable Award Agreement, that a Participant is no longer an Employee or Director of the Company or any Group Company, as the case may be. A Participant shall also be deemed to incur Termination of Service if a Group Company by which he is employed or engaged as an Employee ceases to be such a Group Company, and the Participant does not immediately thereafter become an Employee or Director of the Company or another Group Company. Temporary absences because of illness, vacation or leave of absence and transfers among the Company and its Group Company shall not be considered a Termination of Service.

2.2	Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings are to be ignored in construing the terms of the Plan.

3.	ADMINISTRATION

3.1	The Plan shall be administered and implemented by the Board, and the Board shall have full and final authority to exercise discretion and make any determinations under the Plan, subject to and consistent with the provisions of the Plan and Dutch law. Any action of the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Group Companies, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders of any member of the Group. By accepting an Award under the Plan, each Eligible Person accepts the authority and discretion of the Board as set forth in, and exercised in accordance with, the Plan, and agrees to be bound by the Plan. The express grant of any specific power to the Board, and the taking or not taking of any action by the Board and the exercise of any discretion by the Board, shall not be construed as limiting any power or authority of the Board. The Board may delegate to other members of the Board or officers or managers of the Company or any Group Company the authority, subject to such terms as the Board shall determine, to perform administrative functions and to perform such other functions as the Board may determine, to the extent permitted by applicable law. For purposes of any administrative powers under the Plan, the term “Board” may include any committee or other persons delegated such powers by the Board in accordance with applicable law.

4.	ELIGIBILITY FOR PARTICIPATION

4.1	The Plan is available for Eligible Persons who shall be nominated for that purpose by the Board.

4.2	The decision as to who shall have the opportunity of participating and the time and extent of his participation shall, subject to the terms of the Plan, be made by the Board in its absolute discretion. Any grant of Awards in the past or in the future will not give an eligible Person an entitlement to any new grants in the future nor to the participation in any similar future program.

5.	LIMITATION AS TO PARTICIPATION

5.1	No Award shall be capable of being granted under the Plan more than ten years after the Adoption Date.

5.2	The Market Value of a Share in relation to an Award shall be determined by the Board by reference to any one of the following:

5.2.1.	the closing price of a Share on the trading day immediately preceding the relevant reference date;

5.2.2.	the average of the closing prices of a Share for a designated number of trading days immediately preceding the relevant reference date, provided, however, for an Award subject to Section 409A of the Internal Revenue Code of 1986, as amended, the number of such trading days shall not exceed thirty (30) days; or

5.2.3.	the lesser of:

(a)	the price shown in the Stock Exchange official list at which trades in the Shares were last recorded on the relevant reference date, or

(b)	where trades other than trades at special prices were recorded for the relevant reference date, the price at which the trades were so recorded or, if more than one such price was so recorded, a price equal to the average of the highest and lowest of such prices.

5.3	For the avoidance of doubt an Award which has lapsed due to failure to meet applicable Performance Conditions set out in the relevant Award Agreement within the Performance Period (or similar criteria under any other incentive plan adopted by the Company or its Group Companies) or otherwise shall not be taken into account for the purpose of this Rule 5.

6.	GRANT OF AWARDS

6.1	The Board may with or without the recommendation of the Committee and subject to prior approval of the general meeting of shareholders of the Company where required by Dutch law, at any time within ten years from the Adoption Date grant Awards to one or more Eligible Persons.

6.2	No consideration shall be payable by an Eligible Person in respect of the grant of an Award.

6.3	Each Award granted shall be evidenced by an Award Agreement given to the Eligible Person. Award Agreements may be in writing or in such other form as the Board determines.

6.4	Each Award Agreement shall specify:

6.4.1.	the Date of Grant of the Award;

6.4.2.	the type of the Award and the number of Shares subject to the Award;

6.4.3.	the Performance Conditions, if any, to be satisfied as a condition of the vesting of, or cessation of restrictions on, the Award in accordance with the Award Agreement;

6.4.4.	such additional terms and conditions of the Award as the Board may from time to time prescribe, including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for vesting, based in each case on such considerations as the Board shall determine.

6.5	When issuing Award Agreements the Board shall

6.5.1.	refer the Eligible Person to all the provisions of the Plan; and

6.5.2.	notify the Eligible Person how to accept the Award as set out under Rule 6.6.

6.6	The Award shall not become effective until the Eligible Person has accepted the Award and has agreed to be bound by the provisions of the Award Agreement and the Plan in writing given to the Board within thirty (30) days from the Date of Grant. Upon such acceptance and agreement, the Eligible Person will become a Participant and the Award shall, to the extent allowed under applicable law, become effective retrospective to the Grant Date, without the necessity of further action by either the Board or the Eligible person. In the event no acceptance has been received by the Board within thirty (30) days from the Date of Grant, the Award shall be deemed never to have been granted.

6.7	The Board shall adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed in other jurisdictions.

7.	SPECIFIC TERMS OF AWARDS

7.1	General

Awards may be granted on the terms and conditions set forth in this Rule 7. In addition, the Board may impose terms on any Award or the vesting, exercise or cessation of restrictions thereof, at the Date of Grant or thereafter (subject to Rule 6).

7.2	Options

The Board is authorised to grant Options to Eligible Persons on the following terms and conditions:

7.2.1.	Exercise Price: Unless the Board determines otherwise at the Date of Grant, the exercise price per Share in relation to an Option will be not less than the Market Value of a Share on the day preceding the Date of Grant, PROVIDED THAT in all cases it will not be less than the nominal value of a Share.

7.2.2.	Option Term: The term of each Option shall be determined by the Board; provided, however, that such term shall not be longer than ten years from the Date of Grant of the Option.

7.2.3.	Time and Method of Exercise: The Board shall determine at the Date of Grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of Performance Conditions if deemed appropriate by the Board), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (cash or Shares), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

7.2.4.	Early Exercise: The Board may provide at the time of grant or any time thereafter, in its sole discretion, that any Option shall be exercisable with respect to Shares that otherwise would not then be exercisable. The Board can decide that, in connection with such exercise, the Participant has to enter into a form of Restricted Share agreement approved by the Board with respect to the Shares received on exercise.

7.3	SARs

The Board is authorised to grant SARs to Eligible Persons on the following terms and conditions:

7.3.1.	Right to Payment: A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR, as determined by the Board as of the Date of Grant of the SAR.

7.3.2.	Other Terms: The Board shall determine, at the time of grant, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than seven years after the Date of Grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement (whether paid in the form of cash, in Shares or a combination of the two), method by which Shares will be delivered or deemed to be delivered to Eligible Persons and any other terms and conditions of any SAR.

7.4	Restricted Shares

The Board is authorised to grant Restricted Shares to Eligible Persons on the following terms and conditions:

7.4.1.	Issuance and Restrictions: Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Board may impose at the Date of Grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of Performance Conditions if deemed appropriate by the Board), in such instalments, or otherwise, as the Board may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.

7.4.2.	Issue of Shares to Third Party: If Restricted Shares are to be issued, transferred and/or registered in the name of a third party trustee or nominee for the benefit of the Participant for the duration of the applicable restriction period, the Participant shall agree in writing to such issue or transfer to that third party trustee or nominee and enter into such other written contracts or agreements as may be required by the Board from time to time and applicable law.

7.4.3.	Dividends: Dividends paid on Restricted Shares shall be paid at the dividend payment date determined by the Company. Unless otherwise determined by the Board, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

7.4.4.	Early Exercise Options: The Board may award Restricted Shares to a Participant upon the Participant’s early exercise of an Option under Rule 7.2.4 hereof. Unless otherwise determined by the Board, the lapse of restrictions with respect to such Restricted Shares shall occur on the same schedule as the exercisability of the Option for which the Restricted Shares were exercised.

7.5	Restricted Share Units

The Board is authorised to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

7.5.1.	Award and Restrictions: Delivery of Shares or cash, as determined by the Board, will occur upon expiration of the deferral period specified for Restricted Share Units by the Board (or, if permitted by the Board, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Board may impose, if any (including, without limitation, the achievement of Performance Conditions if deemed appropriate by the Board), at the Date of Grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in instalments or otherwise, as the Board may determine.

7.5.2.	Dividend Equivalents: In principle, no Dividend Equivalents accrue to a Restricted Share Unit. If Dividend Equivalents accrue on a specified number of Restricted Share Units, such Dividend Equivalents shall accrue and be deferred with respect to such Restricted Share Unit until the date of vesting of such Restricted Share Unit at which time they shall become payable to the Participant but only to the extent that such Restricted Share Unit has vested and the Board shall have discretion to adjust pro-rata any Dividend Equivalent to reflect the extent to which the Restricted Share Unit to which it relates has not vested in full.

7.5.3.	General Creditors: A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of an applicable Award Agreement evidencing the grant of Restricted Share Units.

7.6	Other Share-Based Awards

The Board is authorised, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Board to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon Performance Conditions or any other factors designated by the Board. The Board shall determine the terms and conditions of such Awards at the Date of Grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Rule 7.6 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Board shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Rule 7.6.

8.	NON-TRANSFER OF AWARD

Subject to Rule 9, the Awards shall be personal to a Participant and the Participant shall not assign, transfer, sell, mortgage, charge, pledge or encumber in any way whatsoever the Award or any of the Shares subject to the Award or any interest therein. An Award shall lapse forthwith if the Participant purports to assign, transfer it etc. (as aforesaid).

9.	TERMINATION OF SERVICE

The Award Agreements will contain leaver provisions in accordance with local law requirements as determined in the absolute discretion by the Board.

10.	LAPSE OF UNVESTED AWARDS

10.1	An unvested Award shall lapse and be forfeited (without any compensation) on the occurrence of the earliest of the following:

10.1.1.	the seventh anniversary of the Date of Grant; or

10.1.2.	the expiry of the Performance Period without the Performance Conditions having been satisfied or the date on which it becomes apparent that any such condition has become incapable of being satisfied; or

10.1.3.	subject to Rule 9, the date on which a Termination of Service occurs; or

10.1.4.	the date on which a resolution is adopted for the dissolution of the Company, or an order is made by any Dutch court for the compulsory dissolution of the Company in the instance provided by applicable law.

11.	CHANGE IN CONTROL OF THE COMPANY, RECONSTRUCTION & DISSOLUTION

11.1	Change in Control

Subject to Rule 11.2, in the event that the Company is subject to a Change in Control, or the Board considers this is about to occur, the Board will be entitled (without the Participant’s consent unless the Board otherwise requires) at its discretion and notwithstanding anything herein contained (except the proviso below):

11.1.1.	to accelerate vesting, exercise or cessation of restrictions, as applicable, of some or all of the Awards (or portions thereof) in relation to the whole or a specified portion of the Shares or cash, as applicable, to which such Awards relate and within such time or times and subject to any other conditions or limitations as the Board may at its discretion determine;

11.1.2.	to agree that some or all of the outstanding Awards (or portions thereof) will be assumed or substituted by the surviving company or its (direct or indirect) shareholder (or the Acquiring Company or its (direct or indirect) shareholder where a takeover occurs) on terms and conditions which are equivalent to the terms and conditions of the Awards originally granted under the Plan but which relate to shares in the surviving company or its (direct or indirect) shareholder (or the Acquiring Company or its (direct or indirect) shareholder where a takeover occurs);

11.1.3.	to arrange for the continuation by the Company of some or all of the outstanding Awards (or portions thereof) (if the Company is a surviving company or an acquiring company in a takeover);

11.1.4.	to settle some or all of the Share-based Awards (or portions thereof) in a cash amount equal, per Share, to the amount to be paid for one Share under the agreement of merger or takeover terms; or

11.1.5.	to otherwise vary the some or all of the outstanding Awards (or portions thereof) on such conditions as the Board may decide,

and the Board may determine that any one or any combination of the above will occur.

11.2	Re-organisation

Where the Company becomes a wholly-owned subsidiary of a holding company which will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction, the Board may determine together with such holding company that some or all of the Awards (or portions thereof) granted hereunder will be treated as if they were in all respects options over shares in the holding company, but so that:

11.2.1.	the new award shall vest, be exercisable or cease to be restricted (as the case may be) in the same manner as the Award;

11.2.2.	the total market value of the new shares subject to the new award shall, immediately after such reorganisation, be equal to the total Market Value of the Shares comprised in the Award immediately prior to such reorganisation;

11.2.3.	the new award shall be subject to performance conditions and any other restrictions that shall be at least equivalent (as determined by the Board) to the Performance Conditions or other restrictions, as applicable, attaching to the Award;

11.2.4.	the new shares shall, at the date of any resolution by the Board under this Rule 11.2, have the same rights attaching thereto as the Shares of the Company, to the extent permitted by law; and

11.2.5.	to the extent permitted by law, the new award shall be deemed to have been granted as at the Date of Grant of the Award.

11.3	Dissolution

In the event of:

11.3.1.	any proposal for the reorganisation of the capital of the Company or for the reconstruction, amalgamation or (de)merger of the Company involving a material change in the nature of the Shares comprised in any Award (and for the purposes of this sub-rule the determination by the Board of a material change in the nature of Shares in any particular case shall be final and conclusive and shall be communicated to each Participant in writing); or

11.3.2.	the general meeting of shareholders of the Company adopting a resolution for its dissolution or an order being made for the compulsory dissolution of the Company (which shall be communicated by the Board to each Participant in writing);

any Award held by a Participant may, at the discretion of the Board, on the date that such proposal, reconstruction or amalgamation becomes unconditional or such winding-up takes effect or within such period before or after such date as the Board may determine, vest, become exercisable or cease to be restricted (as the case may be) on a pro-rata basis in such proportion as the Board shall determine and upon and subject to any conditions or limitations as the Board may at its discretion determine.

12.	TAX

12.1	Tax Indemnity

The Participant shall indemnify the Company (and, where relevant, any Group Company) against any tax and social security contributions (or their equivalent in any jurisdiction) arising in respect of the Award which is a liability of the Participant but for which the Company or relevant Group Company is required to account to a tax authority and or social security authority under the laws of any relevant territory. The Company may, to the extent permitted by law, recover the tax and social security from the Participant in such manner as the Board think fit including and (but without prejudice to the generality of the foregoing):

12.1.1.	withholding Shares when the Award vests, is exercised or ceases to be restricted (as the case may be) and selling same;

12.1.2.	deducting the necessary amount from the Participant’s remuneration; or

12.1.3.	requiring the Participant to account directly to the Company or relevant tax authority for such tax and social security.

The Company shall not be required to transfer any Shares to the Participant under the Plan until such obligations are satisfied.

13.	PRIVACY AND DATA PROTECTION

13.1	Each Participant acknowledges that it is necessary for the Company to Process certain Data for the purposes of implementing, administering and managing the Participant’s participation in the Plan, or, in case this is necessary for compliance and financial reporting purposes, so as to allow the Company and/or its Group Companies to comply with legal obligations. In addition, the Company Processes the Data on the basis of its legitimate interest in case of a pending and/or threatening dispute and/or (legal) claim, investigation by a relevant supervisory authority, litigation or arbitration, to determine its legal position, in order to obtain (external) advice and/or to establish and/or defend its (legal) position and/or to exercise a (legal) claim, to prepare for and execute a contemplated reorganisation, (de)merger, split, sale or transfer of (part of) the Group’s business or assets, and where necessary, request the Participant’s consent for the processing of the Data. The Company qualifies as the controller of the Processing in the context of the Plan (in the sense of the EU General Data Protection Regulation 2016/679).

13.2	The Participant acknowledges that, if the Participant chooses not to furnish any Data requested, where the processing is based on the Participant’s consent withdraws his or her consent, or chooses to restrict the Processing of the Data, the Company will not be able to perform its obligations under the Plan and the Participant will be unable to participate in the Plan.

13.3	The Data may be disclosed to judicial and arbitrational courts and/or committees and external advisors for the purpose of obtaining (external) advice and/or to establish and/or defend the (legal) position of the Company and/or to exercise a (legal) claim. The Company may (i) transfer the Data to its Group Companies and transfer the Data to any third party service provider assisting the Company and/or its Group Companies in the purposes mentioned above and (ii) make the Data available to public authorities where required by applicable law. These third parties may be located in countries outside of the European Economic Area, which may offer a lower level of Data protection than the country in which the Participant resides. Where relevant, the Company will implement appropriate safeguards to ensure the protection of the Data when disclosing the Data to a third party. For more information about the safeguards applied to international transfers, the Participant should contact his or her local human resources representative The Data will be Processed through the relevant time limitation period for claims under the Plan, and for as long as required by the law for compliance with legal and financial reporting purposes, which shall be for (i) a period of at least five years after participation in the Plan has ended and/or terminated or (ii) where the Data is part of the financial administration required for Dutch tax law purposes, for a period of at least seven years after the end of the relevant tax year.

13.4	A Participant may, at any time, submit an access request relating to the Data Processed by the Company with respect to the Participant, request additional information about the Processing of the Data, request any necessary corrections to the Data, in certain circumstances request deletion of (part of) the Data, object to (part of) the Processing, request the restriction of (part of) the Processing and request to receive the Data in a structured, commonly used and machine readable format, by contacting his or her local human resources representative. Where the Processing is based on consent, the Participant may, at any time, withdraw his or her consent (without affecting the lawfulness of the Processing based on consent before its withdrawal). For more information on the Processing of Data or if a Participant wants to exercise the aforementioned rights with respect to the his or her Data, the Participant should contact his or her local human resources representative. The Participant also has the right to lodge a complaint with the Dutch Data Protection Authority (Autoriteit Persoonsgegevens) which can be done on the following website www.autoriteitpersoonsgegevens.nl (or with a data protection regulator in the EU Member State of the Participant’s habitual residence or place of work).

14.	ISSUE OF SHARES

14.1	Ranking of Shares

All Shares issued in connection with Awards under the Plan shall as to voting, dividend, transfer and other rights (including those arising on a liquidation) rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any dividend or other rights declared by reference to a record date preceding the date of issue.

14.2	Admission to Official List of Stock Exchange

If and so long as Shares are listed on a Stock Exchange, the Company shall use its best endeavours to procure that as soon as practicable after the issue of any Shares pursuant to Awards under the Plan, application shall be made to the relevant exchange for admission of the Shares to the Official List of that Stock Exchange.

15.	ADJUSTMENTS IN THE EVENT OF CAPITALISATION AND RIGHTS ISSUES ETC.

15.1	In the event of any alteration or re-organisation whatsoever taking place in the capital structure of the Company including but not limited to capitalisation of profits or reserves, capital distribution, rights issue, consolidation or sub-division of Shares, the conversion of one class of share to another or reduction of capital or otherwise, the Board may adjust any one or more of the following:

15.1.1.	the number of Shares subject to the Plan;

15.1.2.	the definition of Share;

15.1.3.	where the Award has been granted but no Shares have been delivered pursuant thereto, the number of Shares which may be delivered;

15.1.4.	the amount payable for a Share PROVIDED THAT this amount shall not be reduced to less than the par value of a Share.

15.2	In the event of any alteration to the subject matter of an Award pursuant to the provisions of this Rule 15 the original Award Agreement shall remain valid except to the extent modified by the alteration. The Board may issue revised Award Agreements or take whichever action it deems appropriate.

15.3	If (in the opinion of the Board) a significant or material event occurs during a Performance Period which the Board expects to have a substantial effect on the Performance Conditions, such that the Performance Conditions attached to an Award have become unfair or impractical, the Board may at its discretion (provided such discretion is exercised fairly and reasonably) amend, relax, waive or substitute the Performance Conditions so that following such amendment, relaxation, waiver or substitution of the Performance Conditions they would, in the reasonable opinion of the Board be no more or less difficult to abide by or satisfy than when originally imposed or last amended (as the case may be).

16.	ALTERATIONS

The Board may at any time alter, amend or revoke any provisions of the Plan in such manner as may be thought fit (including any retrospective, prospective or coincident alteration, amendment or revocation).

17.	SHARE CAPITAL & APPROVAL GENERAL MEETING

17.1	Subject to Section 12 hereof, the total number of Shares reserved and available for grant and issuance pursuant to the Plan will be the equivalent of 3% of the total Shares of the Company. The Company may service the plan with either treasury shares, newly issued shares or a combination thereof.

17.2	Any proposal to grant equity-based Awards to Directors must be submitted to the general meeting of the Company for approval. The proposal must at least provide how many shares or rights to subscribe for shares may be granted to the Directors and which criteria apply to the grant or to variations.

18.	TERMINATION

18.1	The Plan may be terminated at any time by the Board and shall in any event terminate on the tenth anniversary of the Adoption Date.

18.2	As from the date of any termination of the Plan under Rule 18.1 the Company shall not grant any further Awards but no such termination shall affect or modify any subsisting rights or obligations of the Participants in respect of any Awards already granted and notwithstanding such termination the Company shall continue to act, administer and manage the Plan in accordance with its terms.

19.	NOTICES

19.1	Notices to a Participant

Any notification or other communication to be given to a Participant in connection with the Plan shall be deemed to have been duly given if sent either by electronic mail to the Participant’s electronic mail address at his place of work, or by post in a pre-paid cover to the Participant’s postal address last known to the Company or if sent to him at his place of work, and shall be deemed to have been duly given on the date of dispatch or posting. The Group shall have no liability whatsoever to a Participant in respect of any notification, document, payment or other communication so given, sent or made, nor shall the Group be concerned to see that any Participant actually receives the same.

19.2	Notices from a Participant

Any notification or other communication to be given to the Company or any of its Group Companies in connection with the Plan shall be delivered by hand or sent by electronic mail, fax or post to the registered office of the Company or the relevant Group Company or such other electronic mail or postal address as may from time to time be notified to Participants, but shall not in any event be duly given unless it is actually received.

20.	GENERAL

20.1	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

20.2	Subject to Rule 16, the Board may at any time and from time to time amend the Plan in such manner as the Board may consider necessary or desirable or establishes in order to comply with, take advantage of or otherwise in connection with any taxation, legal, regulatory or other rule, law, guidelines, regulations or other provision of or prevailing in any jurisdiction in which the Plan is or is intended to be operated.

20.3	The Board’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan. Without limiting the generality of the foregoing, the Board will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements.

20.4	The Company will have, to the extend allowed under the applicable law, the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company and any amounts the Board otherwise deems appropriate pursuant to any tax equalization policy or agreement.

20.5	The Company shall bear the costs of setting up and administering the Plan.

20.6	Neither the Plan nor any action taken thereunder shall be construed as giving any Eligible Person a right to be retained in the employment or service of the Group. No Eligible Person or Participant shall be entitled to any compensation or damages whatsoever or howsoever described, by reason of any termination, withdrawal or alteration of rights or expectations under the Plan whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever. Any granting of Awards does not qualify as an employment condition and shall not be pensionable nor be taken into account in the calculation of any holiday pay nor in calculating any compensation or damages possibly due in respect of the termination of the employment agreement, irrespective of the manner of and ground for such termination.

20.7	Any stamp duty chargeable on any instrument of the transfer entered into pursuant to each Award shall be borne by the Company, or where relevant, any Group Company in respect of Participants employed or engaged by it.

20.8	The Company shall maintain all necessary books of account and records relating to the Plan.

20.9	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, insofar as such document is required to be executed pursuant thereto.

20.10	The Participant shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant, vesting or exercise (as the case may be) of Awards to or by him. The Company shall not be responsible for any failure by the Participant to obtain any such consent or for any tax or other liability to which the Participant may become subject as a result of Awards made hereunder.

20.11	By participating in the Plan the Participant acknowledges that certain personal data provided by the Participant is collected, held, processed by and exchanged within the members of the Group for purposes of execution and operation of the Plan and in order to comply with legal obligations to which the Group may be subject. Those personal data may also be shared with third party service providers rendering services to any member of the Group for purposes of the operation of the Plan. The recipients of the personal data may be located in countries outside of the European Economic Area, which may offer a lower level of data protection than the country in which you reside.

20.12	The Board may establish by schedule appended hereto or otherwise further plans based on the Plan but modified to take account of local tax exchange control or (securities) laws.

20.13	The Plan shall be governed by and construed and interpreted in accordance with Dutch law and the Company, Group Companies and Participants agree to submit any claim, dispute or difference which may arise hereunder to the non-exclusive jurisdiction of the Courts of the Netherlands.